EXHIBIT 10.2

Execution Version

CONTRIBUTION AGREEMENT

by and among

INDUSTRIAL INCOME ADVISORS LLC,

ACADEMY PARTNERS LTD. LIABILITY COMPANY,

INDUSTRIAL PROPERTY ADVISORS LLC

and

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP

Dated as of July 28, 2015

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of July 28, 2015, by and among, INDUSTRIAL INCOME ADVISORS LLC, a Delaware limited liability company (“Advisor”), ACADEMY PARTNERS LTD. LIABILITY COMPANY, a Colorado limited liability company (“Academy”, along with Advisor, each a “Contributor” and collectively the “Contributors”), INDUSTRIAL PROPERTY ADVISORS LLC, a Delaware limited liability company (“Guarantor”) and INDUSTRIAL INCOME OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”). The Contributors, Operating Partnership, and Guarantor are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Contributors own, directly or indirectly, 100% of the membership interests (the “Interests”) in IIT Advisor LLC, a Delaware limited liability company (“IIT Advisor”) and, prior to the Closing and after giving effect to the IIT Advisor Liquidation Transaction, will own, directly or indirectly the interests in Replacement New Advisor (as defined below), in each case, as set forth on Exhibit A hereto; and

WHEREAS, pursuant to this Agreement, each Contributor shall contribute, or cause to be contributed, to the Operating Partnership, all limited liability company interests (the “Contributed Interests”) owned (directly or indirectly) by Contributor on the Closing Date in Replacement New Advisor , as listed on Exhibit A, and the Operating Partnership shall acquire from the Contributors all of the Contributors’ right, title and interest in the Contributed Interests;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 Contribution of Contributed Interests. Conditioned upon and effective concurrently with the Closing, and subject to the terms and conditions contained in this Agreement, the Contributors hereby contribute, assign, set over, deliver, and transfer to the Operating Partnership absolutely and unconditionally and free and clear of all Liens (other than Permitted Liens), all of their right, title, and interest in and to the Contributed Interests.

Section 1.02 Consideration. Conditioned upon and effective concurrently with the Closing, subject to the terms and conditions in this Agreement, in exchange for the conveyance of the Contributed Interests, the Operating Partnership delivers to each of the Contributors the number of partnership units in the Operating Partnership (the “Partnership Units”) set forth on Schedule 1.02 (the “Consideration”) (it being understood and agreed that the aggregate value of the Partnership Units is equal to $90,967,739).

Section 1.03 Further Action.

(a) If, following the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to the Contributed Interests, the Contributors shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Contributed Interests or otherwise to carry out this Agreement.

(b) If, following the Closing, either Contributor shall determine or be advised that any documentation or other actions or things are necessary or desirable to give effect to the transactions contemplated by this Agreement, the Operating Partnership shall execute and deliver all such documentation and take and do all such other actions and things as may be necessary or desirable to give effect to the transactions contemplated by the this Agreement; provided, that the Operating Partnership shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on the Operating Partnership that are not contemplated by this Agreement or reasonably inferable by the terms herein.

Section 1.04 Transaction Costs. Each Contributor shall be solely responsible for all of their own respective transaction costs, which include, but are not limited to, lender consent fees, legal, accounting and consultant fees.

Section 1.05 Prorations. There shall be no prorations at the Closing for any income and expense items with respect to the Contributed Interests.

Section 1.06 Tax Treatment of Contribution. The contribution, transfer, conveyance and assignment of Contributed Interests to the Operating Partnership from the Contributors is intended to be treated as a transaction qualifying under Section 721(a) of the Code.

ARTICLE II

CLOSING

Section 2.01 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i) Merger. The Merger Agreement, dated on or about July 28, 2015 (the “Merger Agreement”), among Industrial Income Trust Inc. (the “Company”), Western Logistics LLC (“Parent”) and Western Logistics II LLC (“Merger Sub”), shall have been fully executed by the parties thereto, and the transactions contemplated thereby (the “Merger”) shall have been consummated (which may occur as a condition subsequent to the Closing as provided in Section 2.02 below).

(ii) IIT Advisor Liquidation Transaction. (x) IIT Advisor shall have formed New IIT Advisor LLC, a Delaware limited liability company (the “Replacement New Advisor”), as its wholly-owned subsidiary, (y) IIT Advisor shall have assigned to the Replacement New Advisor all of its right, title and interest in (1) the Eighth Amended and Restated Advisory Agreement, dated as of the date hereof, by and among the Company, the Operating Partnership and IIT Advisor, and (2) the intellectual property assets owned by it, and (z) IIT Advisor shall have distributed all of its right, title and interest in the limited liability company interests of Replacement New Advisor (together with any liabilities of IIT Advisor) to the Contributors on a pro rata basis in full liquidation of IIT Advisor such that each of the Contributors owns all right, title and interest in and to the limited liability company interests of Replacement New Advisor (such transactions, collectively, the “IIT Advisor Liquidation Transaction”).

(iii) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b) Conditions to Obligations of the Operating Partnership. The obligations of the Operating Partnership to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i) Representations and Warranties. Each representation and warranty of the Contributors contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Contributors. The Contributors shall each have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date (except those for which the failure to perform would not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated by this Agreement).

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributors to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) FIRPTA Affidavit. The Contributors shall have provided the Operating Partnership with a properly executed FIRPTA certificate substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2) providing that each Contributor is not a “foreign person.”

(v) Closing Documents. The Contributors shall have executed and delivered to the Operating Partnership the documents to which it is a party which are required to be delivered pursuant to this Agreement, if any.

(c) Conditions to Obligations of the Contributors. The obligation of the Contributors to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Contributors in whole or in part):

(i) Representations and Warranties. Each representation and warranty of the Operating Partnership contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Operating Partnership. The Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date (except those for which the failure to perform would not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated by this Agreement). The Contributor, IIT Advisor and Replacement New Advisor intend to treat Replacement New Advisor for federal income tax purposes as a tax continuation of IIT Advisor.

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Operating Partnership to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Operating Partnership to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) Closing Documents. The Operating Partnership shall have executed and delivered to the Contributors the documents to which it is a party which are required to be delivered pursuant to this Agreement, if any.

(d) Conditions Subsequent. The obligation of the Operating Partnership to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions subsequent:

(i) Purchase Agreement. The transactions contemplated by that certain purchase agreement dated as of July 28, 2015 by and among the Contributors and Merger Sub (the “Purchase Agreement”) shall be consummated (the “Purchase Agreement Closing”) immediately following the consummation of the transactions contemplated hereby.

(ii) Escrow Agreement. The Escrow Agreements (as such term is defined in the Purchase Agreement) shall have been executed concurrently with the Closing and, concurrent with the Purchase Agreement Closing, Merger Sub shall have deposited with the escrow agent the amounts set forth in the Escrow Agreements.

Section 2.02 Time and Place. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to satisfaction or waiver of the conditions in Section 2.01, the closing of the transfer contemplated by Section 1.01 and the other transactions contemplated hereby (the “Closing” or the “Closing Date”) shall occur immediately prior to the closing of the Merger (the “Merger Closing”), or up to one (1) day prior to, but conditioned upon the subsequent occurrence of the Merger Closing. The Closing shall take place at such place as determined by the Operating Partnership in its sole discretion.

Section 2.03 Transfer Costs. The Contributors shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees incurred in connection with the transactions contemplated hereby.

Section 2.04 Term of the Agreement. This Agreement shall terminate automatically upon termination of the Merger Agreement. In addition, this Agreement may be terminated before Closing by a document signed by each of the Operating Partnership, the Parent, and the Contributors.

Section 2.05 Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the Contributors under this Agreement shall terminate, except that the obligations set forth in Article VII shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to the Contributors as set forth below:

Section 3.01 Organization; Authority. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Operating Partnership has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and as proposed to be conducted and to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement by the Operating Partnership have been duly and validly authorized by all necessary action of the Operating Partnership, respectively. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03 Consents and Approvals. No consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.04 Tax Matters.

(a) At the Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code.

(b) The Operating Partnership shall be organized in a manner so as to qualify for taxation as a partnership for U.S. Federal income tax purposes at all times during the year in which the Closing takes place, and until both the Closing and Merger Closing take place, at which time the Operating Partnership will be disregarded as an entity for such purposes.

Section 3.05 No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation, or other right under, (a) the

Organizational Documents of the Operating Partnership, (b) any agreement, document or instrument to which the Operating Partnership is a party or by which the Operating Partnership is bound, or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership (or their assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND GUARANTOR

Except as disclosed in the disclosure letter delivered to the Operating Partnership by the Contributors on the date hereof, if any, (the “Contributor Disclosure Letter”), the Contributors hereby, and Guarantor for purposes of Section 4.12 only, represent and warrant to the Operating Partnership as set forth below:

Section 4.01 Organization; Authority.

(a) Advisor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby. Academy is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each Contributor has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its assets and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement by the Contributor have been duly and validly authorized by all necessary action required of each Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of each Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributors, each enforceable against the Contributors in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 Ownership of Contributed Interests. Each Contributor is, and/or shall be as of Closing, the owner of the Contributed Interests set forth in Exhibit A and has the power and authority to transfer, sell, assign and convey to the Operating Partnership its respective Contributed Interests free and clear of any Liens (other than Permitted Liens). Except as provided for or contemplated by this Agreement or any other agreements referenced herein, there are no, and, as of the Closing, there will not be any rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding entitling any Person to acquire any equity interests in the Contributed Interests, except pursuant to Permitted Liens or rights established pursuant to the terms of the Organizational Documents and related agreements that have been previously disclosed to the Operating Partnership.

Section 4.04 Consents and Approvals. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Contributors in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Contributor Material Adverse Effect.

Section 4.05 IIT Advisor Liquidation Transaction. At the Closing, the IIT Advisor Liquidation Transaction shall have been completed.

Section 4.06 No Liabilities. At the Closing, the Replacement New Advisor shall not have conducted any business and shall have no liabilities (other than its obligations associated with the Eighth Amended and Restated Advisory Agreement, dated July 27, 2015, between Industrial Income Trust Inc., the Operating Partnership and IIT Advisor LLC (the “Advisory Agreement”)) and shall own no assets other than the intellectual property owned by New Advisor and its rights under the Advisory Agreement.

Section 4.07 Taxes.

(a) IIT Advisor has and, at the Closing Replacement New Advisor shall have, timely filed, or will cause the Operating Partnership to timely file, all Tax Returns required to be filed by it or, in the case of a Tax Return required to be filed as a result of the consummation of the transactions described in this Agreement, the Operating Partnership (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are or shall be correct and complete in all material respects. IIT Advisor has and, at the Closing Replacement New Advisor shall have, paid (or had paid on its behalf) all Taxes required to be paid by it (whether or not shown on such Tax Returns), and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against IIT Advisor or, at the Closing, Replacement New Advisor, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(b) There are no Liens as a result of any unpaid Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of each of IIT Advisor and, at the Closing, Replacement New Advisor.

(c) Except as would not reasonably be expected to have a Contributor Material Adverse Effect, there are no pending or, to each Contributor’s Knowledge, threatened audits, assessments or other actions for or relating to a Liability in respect of income or non-income Taxes of IIT Advisor or, at the Closing, Replacement New Advisor.

(d) IIT Advisor has and, at the Closing Replacement New Advisor shall have, complied in all material respects with all applicable laws relating to the payment and withholding of Taxes.

(e) IIT Advisor is and has at all times since its formation been, and Replacement New Advisor shall be, at all times from and after its formation until Closing, a Delaware limited liability company classified either as an entity disregarded as an entity separate from its owner or as a partnership for federal income Tax purposes. None of IIT Advisor nor any other Person has made, and at the Closing Replacement New Advisor has not made, an election to cause either IIT Advisor or New Replacement Advisor to be classified as an association taxable as a corporation for federal or state income Tax purposes.

Section 4.08 No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Contributors, (b) any agreement, document or instrument to which a Contributor is a party or by which such Contributor is bound, or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Contributor (or its assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.09 Solvency. Each Contributor has been and will be solvent at all times prior to the transfer of the Contributed Interests to the Operating Partnership. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated by any Contributor.

Section 4.10 Investment. The Contributors acknowledge that the offering and issuance of the Consideration to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance thereof, the Contributors represent and warrant to the Operating Partnership as follows:

(a) Each such Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b) Each Contributor is acquiring the Consideration solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

(c) Each Contributor acknowledges that the Consideration has not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

Section 4.11 Broker. None of the Contributor or any of their managing members, members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Operating Partnership or any of their Affiliates to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 4.12 Guarantor Representations and Warranties. Guarantor hereby represents and warrants to the Operating Partnership as set forth below:

(a) Guarantor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Guarantor of this Agreement have been approved by all requisite actions, and no other action on the part of Guarantor is necessary to authorize the execution, delivery and performance by Guarantor of this Agreement.

(b) The execution, delivery and performance of this Agreement by Guarantor has been duly and validly authorized by all necessary action required of Guarantor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Guarantor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Guarantor, each enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) No consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by Guarantor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) Guarantor will maintain value in excess of Ten Million Dollars ($10,000,000.00).

Section 4.13 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, the Contributors shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

INDEMNIFICATION

Section 5.01 Indemnification. From and after the Merger Closing until March 1, 2019 (the “Indemnity Survival Period”), subject to any pending or unresolved claims made thereunder in accordance with Section 5.04 below, the Contributors (the “Indemnifying Party”), jointly and severally, shall hold harmless, defend and indemnify the Operating Partnership and its successors and assigns, its Affiliates, and their respective managers, members, partners, shareholders, officers, directors, employees, consultants, subcontractors and agents (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against, and shall compensate and reimburse each Indemnified Party for, any Damages that are directly or indirectly suffered or incurred and as they are suffered or incurred by any Indemnified Party that are directly or primarily caused by, directly or primarily arising under or directly or primarily relating to (a) this Agreement or the transactions contemplated herein or (b) any breach of a representation, warranty or covenant of the Contributors contained in this Agreement. Notwithstanding the foregoing, (1) the Indemnifying Parties shall not, taken together, be obligated to indemnify the Indemnified Parties for any Tax Liabilities described in clause (a) of the foregoing sentence or that arise from a breach of the representations and warranties in Section 4.07 in an aggregate amount in excess of Ten Million Dollars ($10,000,000.00), (2) the Indemnifying Parties shall not, taken together, be obligated to indemnify the Indemnified Parties for any Damages described in the previous sentence, and not otherwise provided in clauses (1) or (3) of this sentence, in an aggregate amount in excess of Five Million Dollars ($5,000,000.00), and (3) the Indemnifying Parties shall not, taken together, be obligated to indemnify the Indemnified Parties for any reasonable expert fees, reasonable accounting fees and any reasonable cost of investigation incurred with respect to any Damages described in the previous sentence, but excluding any items described in clauses (1) or (2) of this sentence) in an aggregate amount in excess of Five Million Dollars ($5,000,000.00). Notwithstanding the foregoing, the Indemnifying Parties shall not, taken together, be obligated to indemnify the Indemnified Parties for any amount in the aggregate exceeding Twenty Million Dollars ($20,000,000.00), and Indemnifying Parties shall have no obligation to indemnify the Indemnified Parties for items not covered by clauses (1)-(3) of the preceding sentence.

Section 5.02 Notice of Claims. At the time when any Indemnified Party learns of any potential claim (“Claim”) under this Article V that is asserted against it that is subject to indemnification hereunder, such Indemnified Party will promptly give written notice (a “Claim Notice”) to the Contributors; provided, that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Contributors shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Damages arising therefrom. Unless prohibited by Law, the Indemnified Party shall deliver to the Contributors, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Claim, and failure to do so shall prevent recovery under this Agreement to the extent that the Contributors shall have been materially prejudiced by such failure.

Section 5.03 Third Party Claims. The Indemnified Party shall be entitled to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Indemnified Party, if it gives written notice of its intention to do so to the Contributors within thirty (30) days of the receipt of the applicable Claim Notice. Without limiting the foregoing, in the event that the Indemnified Party exercises the right to undertake any such defense against a Third Party Claim, the Contributors shall be able to participate fully in such defense at its expense, and in any event shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party (unless prohibited by Law), at the Contributors’ expense, all witnesses, pertinent records, materials and information in their possession or under the their control relating thereto as is reasonably required by the Indemnified Party. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Indemnifying Party, on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (a) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (b) each Indemnified Party that is party to such claim is released from all liability with respect to such claim.

Section 5.04 Survival of Representations and Warranties. All representations and warranties of the Contributors, Guarantor and the Operating Partnership, as applicable contained in this Agreement shall survive in full force and effect until the expiration of the Indemnity Survival Period (the “Expiration Date”). If written notice of a Claim in accordance with the provisions of Section 5.03 has been given prior to the Expiration Date, then the relevant rights and remedies under this Article V with respect to the subject representation and warranty shall survive, but only with respect to such specific Claim, until such Claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

Section 5.05 Exclusive Remedy and Escrow.

(a) The sole and exclusive remedy for Indemnified Parties for any breach, misrepresentation or other matters relating to or arising in connection with this Agreement and any of the agreements, documents or instruments executed and delivered in connection herewith and any of the transactions contemplated hereby shall be indemnification pursuant to the provisions of this Article V.

(b) The Indemnity Escrow Agreement (as such term is defined in the Purchase Agreement) shall remain in full force and effect for a two year period, subject to any pending or unresolved claims made thereunder in accordance with the terms of the Indemnity Escrow Agreement, following the Closing hereunder (the “Indemnity Escrow Period”) and the Operating Partnership agrees that it shall first seek to recover Damages under the Indemnity Escrow Agreement, if available, prior to pursuing any claims against the Contributors or Guarantor. The Contributors and Guarantor hereby agree that Merger Sub shall be entitled to pursue claims for indemnification hereunder on behalf of the Operating Partnership pursuant to the Indemnity Escrow Agreement.

Section 5.06 Tax Treatment. All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for U.S. federal income tax purposes, unless otherwise required by applicable Laws.

Section 5.07 Guarantee and Guarantor Covenants.

(a) From and after the Closing hereunder until the expiration of the Indemnity Survival Period (the “Guaranteed Obligations Period”), subject to any pending or unresolved claims made hereunder in accordance with Section 5.04 above, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Indemnified Parties as primary obligor and not merely as surety, the full and punctual payment, observance, performance and satisfaction of the indemnification obligations of the Contributors (the “Guaranteed Obligations”), subject to the terms and limitations set forth herein. The Indemnified Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that either of the Contributors becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Indemnified Parties to so file shall not affect Guarantor’s obligations hereunder. This Guarantee is a guarantee of payment and not of collection. Guarantor reserves the right to assert any defenses which the Contributors may have with respect to payment of the Guaranteed Obligations that arise under the terms of this Agreement.

(b) Guarantor covenants that until the termination of the Guaranteed Obligations Period (i) Guarantor will maintain value in excess of Ten Million Dollars ($10,000,000.00), (ii) it shall remain in existence and in good standing under the Laws of the State of Delaware, (iii) it shall not enter into any contract, agreement, arrangement, understanding, commitment or other instrument of any kind, whether written or oral, which will inhibit or impair the performance of the Guaranteed Obligations and (iv) make any general assignment for the benefit or creditors, become insolvent or make any voluntary filing of a petition in any bankruptcy court.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

Section 6.01 Covenants of the Contributors. The Contributors:

(a) will not sell, transfer or otherwise dispose of its Contributed Interests; and

(b) will not mortgage, pledge, hypothecate, encumber (or permit to come encumbered) all or any portion of its Contributed Interests, except for Permitted Liens.

Section 6.02 Commercially Reasonable Efforts By the Operating Partnership and the Contributors. Each of the Operating Partnership and the Contributors shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by email if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	if to the Operating Partnership to:

Industrial Income Operating Partnership LP

518 17th Street

17th Floor

Denver, CO 80202

Attention: Gary Reiff

Email: greiff@blackcreekcapital.com

(b)	If to Contributors, to:

Academy Partners Ltd. Liability Company

518 17th Street

17th Floor

Denver, CO 80202

Attention: Gary Reiff

Email: greiff@blackcreekcapital.com

Industrial Income Advisors LLC

518 17th Street

17th Floor

Denver, CO 80202

Attention: Gary Reiff

Email: greiff@blackcreekcapital.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Facsimile: (312) 862-2000

Attention: Bruce L. Gelman, P.C.

Email: bruce.gelman@kirkland.com

Section 7.02 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, audit, assessment, investigation, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

(c) “Business Day” means any day that is not a Saturday, Sunday or legal holiday observed by banks in the State of New York.

(d) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(e) “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Operating Partnership and their Subsidiaries, taken as a whole.

(f) “Contributor Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operation of the applicable Contributor, taken as a whole. For the avoidance of doubt, any proposed liquidation of a Contributor after the Closing shall not be deemed a Contributor Material Adverse Effect.

(g) “Contributor’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Evan Zucker of the matter in question (and not their constructive or imputed knowledge).

(h) “Damages” shall include any (i) loss, damage, injury, Liability, settlement, award, fine, penalty, interest, and Tax and (ii) any associated reasonable fee (including any legal fee, expert fee, or accounting fee) or reasonable expense (including any cost of investigation, and disbursement of counsel).

(i) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(j) “Laws” mean laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(k) “Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

(l) “Liens” mean all pledges, claims, liens, charges, restrictions, controls, rights of way, exceptions, reservations, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(m) “Organizational Documents” mean with respect to any entity, the certificate of formation, limited liability company agreement, or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

(n) “Permitted Liens” means Liens arising under applicable securities laws binding upon the Operating Partnership following the Closing.

(o) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(p) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(q) “Tax” means all applicable U.S. federal, state, local and foreign income, gross receipts, property, withholding, sales, use, transfer, unclaimed property, franchise, payroll, employment, excise, stamp, environmental, occupation, premium, windfall profits, customs duties, withholding, social security (or similar), unemployment, disability, real or personal property, registration, value added, alternative or add-on minimum and other taxes, tariffs or other governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto or with respect to a failure to file a Tax Return, whether disputed or not.

(r) “Tax Return” means any return, statement (including any IRS Form 1099), schedule, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes, including any amendment, attachment and supplement thereof.

Section 7.03 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

Section 7.04 Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits and schedules hereto, constitute the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto, provided that Parent is an intended third party beneficiary of Sections 2.04, 7.06 and 7.15 of this Agreement.

Section 7.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.06 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other Parties or Parent, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign this Agreement, without any required consent hereunder to an Affiliate.

Section 7.07 Consent to Jurisdiction. Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and appellate courts thereof) (the “Delaware Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Delaware Courts, and (d) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.08 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 7.09 Waiver of Jury Trial. EACH PARTY IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.09.

Section 7.10 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 7.11 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.12 Equitable Remedies. The parties agree that irreparable damage would occur to the Operating Partnership, on the one hand, and the Contributors, on the other hand, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership, on the one hand, and the Contributors, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the parties entitled under this Agreement or otherwise at law or in equity.

Section 7.13 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.14 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.15 No Personal Liability Conferred. This Agreement shall not create or permit any personal Liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or the Contributors.

Section 7.16 Reporting. The parties hereto agree that the Operating Partnership will not issue an IRS Form 1099 or other similar U.S. federal, state or local tax return to any of the Contributors in connection with the transactions contemplated by this Agreement unless required by a final non-appealable determination of the Internal Revenue Service or a final non-appealable judgment; provided, however, that the foregoing shall not apply to any IRS Form K-1s that are required to be issued by the Operating Partnership.

Section 7.17 Amendments. This Agreement may be amended only by appropriate instrument with the written consent of each of the Parties and Parent.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

CONTRIBUTORS

ACADEMY PARTNERS LTD. LIABILITY COMPANY, a Colorado limited liability company as Contributor

By:	/s/ Evan Zucker
	Name:	Evan Zucker
	Title:	Manager

INDUSTRIAL INCOME ADVISORS LLC, a Delaware limited liability company as Contributor

By:	/s/ Evan Zucker
	Name:	Evan Zucker
	Title:	Manager

OPERATING PARTNERSHIP

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP, a Delaware limited partnership

By: INDUSTRIAL INCOME TRUST, INC., a Maryland corporation, its general partner

By:	/s/ Thomas McGonagle
	Name:	Thomas McGonagle
	Title:	Chief Financial Officer

GUARANTOR

INDUSTRIAL PROPERTY ADVISORS LLC, a Delaware limited liability company

By:	Industrial Property Advisors Group LLC, a Delaware limited liability company
Its:	Member

	By:	/s/ Evan Zucker
	Name:	Evan Zucker
	Title:	Manager

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

EXHIBIT A

List of Contributed Interests

Holder of Interest	Interests Held
Academy Partners Ltd. Liability Company	1% membership interests in New IIT Advisor LLC*
Industrial Income Advisors LLC	99% membership interests in New IIT Advisor LLC*

*	Following the consummation of the IIT Advisor Liquidation Transaction.

SCHEDULE 1.02

Consideration

Partnership Units of Industrial Income Operating Partnership LP to Academy Partners Ltd. Liability Company: 88,318

Partnership Units of Industrial Income Operating Partnership LP to Industrial Income Advisors LLC: 8,743,501